EXHIBIT 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, CA 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

July 22, 2009

Voyant International Corporation
444 Castro Street, Suite 318
Mountain View, CA 94041

Re:  Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Voyant International Corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 45,919,530 shares of the Company’s common stock, par value $0.001 (the “Shares”). In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance of the Shares, the Company’s Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the portion of the Shares now issued are, and the portion of the Shares that may be issued in the future in accordance with the terms of that certain Securities Purchase Agreement the Company entered into on April 13, 2009 with Ascendiant Capital Group, LLC and Ascendiant Equtiy Partners, LLC will be, legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

/s/ Richardson & Patel LLP